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                                                                      EXHIBIT 99

[IKONICS CORPORATION LOGO]
4832 Grand Ave. - Duluth, MN 55807
PH: 218-628-2217 - Fax: 218-628-3245
www.ikonics.com - info@ikonics.com

                                                 [NEWS RELEASE]

NEWS CONTACT:  Bill Ulland                              FOR IMMEDIATE RELEASE
               Chairman, President & CEO                April 20, 2004
               (218) 628-2217


                      IKONICS REPORTS 20% INCREASE IN SALES

DULUTH, MN - IKONICS Corporation, a Duluth based imaging technology company, announced record sales for the first quarter of 2004. IKONICS reported sales of $3,383,000, a 20% increase over the first quarter of 2003, and earnings of $161,000, or $0.12 per share, compared to $0.02 per share for the comparable quarter of 2003. The company also generated $254,000 in cash flow from operations for the quarter compared to $49,000 in the first quarter of 2003.

Sales growth was experienced across all product groups and market areas. New products, increasing market share, a strong Euro, and economic growth in Asia and North America all contributed to these results. Bill Ulland, IKONICS CEO, said "This performance is in line with our plan for 2004 and we are optimistic about our prospects for the year."

During the quarter, the company introduced a line of advanced equipment to complement its new RapidMask photoresist film. "The marriage of Crystal Blast equipment and RapidMask is enhancing the sales of both products by increasing the capabilities of abrasive etching," said Ulland.

The company also reported continued progress towards the commercialization of IKONMetals, its newly developed suite of composite metals that can be imaged through abrasive etching.

IKONICS stock is listed on the Nasdaq SmallCap market under the symbol IKNX.


This press release contains forward-looking statements regarding sales, earnings, and new products that involve risks and uncertainties. The company's actual results could differ materially as a result of domestic and global economic conditions, competitive market conditions, acceptance of new products, the ability to identify and make suitable acquisitions, as well as the factors described in the company's Form 10-KSB, Forms 10-QSB and other reports on file with the SEC.



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                               IKONICS CORPORATION
                            STATEMENTS OF OPERATIONS
            For the Three Month Periods Ended March 31, 2004 and 2003


                                                                 THREE MONTHS ENDED
                                                        3/31/04                     3/31/03
                                                     -------------              --------------
Sales                                                $   3,382,798              $    2,830,649
Costs and expenses, net of interest income               3,163,173                   2,784,991
Income before income taxes                           $     219,625              $       45,658
Federal and state income tax expense                        58,967                      15,980
                                                     -------------              --------------
Net income                                           $     160,658              $       29,678
                                                     =============              ==============

Earnings per common share-diluted                    $         .12              $          .02
                                                     =============              ==============
Average shares outstanding-diluted                       1,288,369                   1,254,045



                                 BALANCE SHEETS
                   AS OF MARCH 31, 2004 AND DECEMBER 31, 2003



                  ASSETS                                                  3/31/04               12/31/03
                                                                          -------               --------
                  Current assets                                        $5,971,876            $5,597,674
                  Property, plant and equipment                          1,087,783             1,110,159
                  Investment                                               112,834               112,834
                  Intangible assets                                        302,350               308,017
                  Deferred taxes                                            66,000                66,000
                                                                        ----------            ----------
                                                                        $7,540,843            $7,194,684
                                                                        ==========            ==========

                  LIABILITIES AND EQUITY
                  Current liabilities                                   $  932,387            $  826,334
                  Long term debt                                                 0                     0
                  Stockholders' equity                                   6,608,456             6,368,350
                                                                        ----------            ----------
                                                                        $7,540,843            $7,194,684
                                                                        ==========            ==========

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                            STATEMENTS OF CASH FLOW
               For the Three Months Ended March 31, 2004 and 2003



                                                                         3/31/04              3/31/03
                                                                       -----------           ---------

         Cash flows from operating activities                          $   253,516           $  49,251
         Cash flows provided by (used in) investing activities         $     6,857           $ (58,498)
         Cash flows provided by financing activities                   $    75,445           $       0
                                                                       -----------           ---------
         Net increase (decrease) in cash and cash equivalents          $   335,818           $  (9,247)
         Cash and cash equivalents at beginning of period              $ 1,507,794           $ 384,107
                                                                       -----------           ---------
         Cash and cash equivalents at end of period                    $ 1,843,612           $ 374,860
                                                                       ===========           =========